NEWS RELEASE

FOR IMMEDIATE RELEASE:
U.S. Court of Appeals Issues Decision in ParkerVision v. Qualcomm

Jacksonville, Florida, July 31, 2015 -- ParkerVision, Inc. (NASDAQ: PRKR) (the “Company”) announced today that the United States Court of Appeals for the Federal Circuit (“CAFC”) affirmed the district trial court’s decision of noninfringement in the ParkerVision v. Qualcomm patent infringement case maintaining that ParkerVision did not prove infringement of its patents by Qualcomm.  The CAFC furthermore upheld the district court’s decision denying Qualcomm’s judgement as a matter  of law (“JMOL”) motion for invalidity with regard to claim 27 of the ‘518 patent but reversed the district court’s decision with regard to Qualcomm’s JMOL for invalidity on the remaining claims in the case.

ParkerVision’s Chairman and Chief Executive Officer, Jeffrey Parker, commented, “We are highly disappointed with the appellate court’s decision both with regard to infringement and validity of certain of our patent claims.  Despite this setback, we will consider further options on appeal, and will move forward in our second infringement case against Qualcomm, HTC and Samsung.  Furthermore, we remain unwavering in our conviction that certain of our technologies have wide-spread application in the industry and in our plans to continue to vigorously pursue the successful commercialization of those technologies through every means available to us.”

The CAFC’s written opinion is available at http://www.cafc.uscourts.gov/opinions-orders/search/report.html.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies that enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption.  For more information please visit www.parkervision.com.  (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2014 and Form 10Q for the quarter ended March 31, 2015.  These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley or
Chief Financial Officer	or	Glenn Garmont
ParkerVision, Inc.		The Piacente Group
904-732-6100, cpoehlman@parkervision.com		212-481-2050, parkervision@tpg-ir.com

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